Exhibit 10.36
FORM OF
[AMENDED AND RESTATED] CHANGE IN CONTROL AGREEMENT
     THIS [AMENDED AND RESTATED] CHANGE IN CONTROL AGREEMENT (this “Agreement”), is entered into as of the ___ day of                     , 20___, between Developers Diversified Realty Corporation, an Ohio corporation (the “Employer”), and                      (“Executive”).
RECITALS
     WHEREAS, Executive is presently employed by Employer [and, as of                     , 20___, will be employed by employer] as its                                         ;
     WHEREAS, Employer wishes to induce Executive to continue [in its employ, after                     , 20___,] as its                                          and, accordingly, to provide certain employment security to Executive in the event of a “Change in Control” (as hereinafter defined);
     WHEREAS, Employer believes that it is in the best interest of its shareholders for Executive to continue in [his/her] position on an objective and impartial basis and without distraction or conflict of interest as a result of a possible or actual Change in Control; [and]
     WHEREAS, in consideration of this Agreement Executive is willing to continue [, after                     , 20___,] as Employer’s                                          [./; and]
     [WHEREAS, Employer and Executive desire for this Amended and Restated Change in Control Agreement to amend and supersede any and all Change in Control Agreements between Employer and Executive that were entered into prior to the date hereof (the “Prior Change in Control Agreements”).]
     NOW THEREFORE, IN CONSIDERATION OF EXECUTIVE CONTINUING [, AFTER                     , 20___,] AS THE                                          OF EMPLOYER AND OF THE MUTUAL PROMISES HEREIN CONTAINED, EXECUTIVE AND EMPLOYER, INTENDING TO BE LEGALLY BOUND, HEREBY AGREE AS FOLLOWS:
ARTICLE I
DEFINITIONS
1.	A “Change in Control” for the purpose of this Agreement means the occurrence of any of the following:
(a)	the Board of Directors or shareholders of the Employer approve a consolidation or merger in which the Employer is not the surviving corporation, the sale of substantially all of the assets of the Employer, or the liquidation or dissolution of the Employer;

(b)	any person or other entity (other than the Employer or a Subsidiary or any Employer employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any Shares (or securities convertible into Shares) pursuant to a tender or exchange offer without the prior consent of the Board of Directors, or becomes the beneficial owner of securities of the Employer representing 20% or more of the voting power of the Employer’s outstanding securities;

(c)	during any two-year period, individuals who at the beginning of such period constitute the entire Board of Directors cease to constitute a majority of the Board of Directors, unless the election or the nomination for election of each new director is approved by at least two-thirds of the directors then still in office who were directors at the beginning of that period; or

(d)	A record date is established for determining shareholders of Employer entitled to vote upon (i) a merger or consolidation of Employer with another real estate investment trust, partnership, corporation or other entity in which Employer is not the surviving or continuing entity or in which all or a substantial part of the outstanding shares are to be converted into or exchanged for cash, securities or other property, (ii) a sale or other disposition of all or substantially all of the assets of Employer or (iii) the dissolution of Employer.
2.	“Code” means the Internal Revenue Code of 1986, as amended.

3.	“Shares” means the Common Shares, without par value, of the Employer.

4.	“Subsidiary” means any corporation (other than the Employer) in an unbroken chain of corporations beginning with the Employer if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in that chain.

5.	A “Triggering Event” for the purpose of this Agreement will be deemed to have occurred if:
(a)	Within two years from the date on which the Change in Control occurred, Employer terminates the employment of Executive, other than in the case of a Termination For Cause, as herein defined;

(b)	Within two years from the date on which the Change in Control occurred, Employer reduces Executive’s title, responsibilities, power or authority in comparison with Executive’s title, responsibilities, power or authority at the time of the Change in Control and Executive thereafter terminates Executive’s employment with Employer within such two year period;

(c)	Within two years from the date on which the Change in Control occurred, Employer assigns Executive duties which are inconsistent with the duties assigned to Executive on the date on which the Change in Control occurred and which duties Employer persists in assigning to Executive despite the prior written objection of Executive and Executive thereafter terminates Executive’s employment with Employer within such two year period;

(d)	Within two years from the date on which the Change in Control occurred, Employer (i) reduces Executive’s base compensation, [his/her] incentive opportunity bonus percentages of salary, [his/her] group health, life, disability or other insurance programs (including any such benefits provided to Executive’s family), [his/her] pension, retirement or profit-sharing benefits or any benefits provided by any of Employer’s equity-based award plans, or any substitute therefor, (ii) establishes criteria and factors to be achieved for the payment of bonus compensation that are substantially different than the criteria and factors established for other similar executive officers of the Employer, (iii) fails to pay Executive any bonus compensation to which Executive is entitled through the achievement of the criteria and factors established for the payment of such bonus, or (iv) excludes Executive from any plan, program or arrangement in which similar executive officers of Employer are included and Executive thereafter terminates Executive’s employment with Employer within such two year period; or

(e)	Within two years from the date on which the Change in Control occurred, Employer requires Executive to be based at or generally work from any location more than fifty miles from the geographical center of Cleveland, Ohio [or whichever remote office location has been approved for the Executive at the time of the Change in Control] and Executive thereafter terminates Executive’s employment with Employer within such two year period.
6.	A “Termination For Cause” for the purposes of this Agreement will be deemed to have occurred if, and only if, Executive has committed a felony under the laws of the United States of America, or of any state or territory thereof, and has been convicted of that felony, or has pled guilty or nolo contendere with respect to that felony, and the commission of that felony resulted in, or was intended to result in, a loss (monetary or otherwise) to Employer or its clients, customers, directors, officers or employees.

7.	“Executive’s Annual Bonus” means Executive’s annual bonus at the time of a Triggering Event or on the date on which the Change in Control occurred, whichever is higher, calculated on the basis of the maximum bonus available to Executive and the assumption that all performance goals have been or will be achieved by Employer and Executive in the year in which such Triggering Event or such Change in Control, as the case may be, occurred.

8.	“Executive’s Annual Salary” means Executive’s annual base salary at the time of a Triggering Event or on the date on which the Change in Control occurred, whichever is higher.

9.	“Termination Date” means the date on which Executive’s employment with Employer terminates.
ARTICLE II
SEVERANCE PAYMENT
1.	Upon the occurrence of a Triggering Event, Employer shall pay to Executive a lump sum severance benefit which will be in addition to any other compensation or remuneration to which Executive is, or becomes, entitled to receive from Employer in an amount equal to the sum of (i) two times Executive’s Annual Bonus plus (ii) two times Executive’s Annual Salary. In addition, Employer shall, at its expense, provide Executive, and Executive’s family, with life, [disability, medical, hospitalization, vision, dental/health, disability] and accidental death and dismemberment insurance in an amount not less than that provided at the time of the Triggering Event or, if greater, on the date on which the Change in Control occurred, until the earlier of (x) in the event that Executive shall become employed by another employer after a Triggering Event, the date on which Executive shall be eligible to receive benefits from such employer which are substantially equivalent to or greater than the benefits Executive and Executive’s family received from Employer or (y) the second anniversary of the date of the Triggering Event.
(a)	Except as otherwise provided in Section B.2 of the Tax Provision Exhibit attached to this Agreement as Exhibit A, Employer will pay the lump sum severance benefit pursuant to Article II, Paragraph 1 to Executive in immediately available funds during the Seventh Month after the Termination Date (as defined in Section B.1 of the Tax Provision Exhibit). To assure compliance with Section 409A of the Code, the timing of the provision of the insurance benefits described in Article II, Paragraph 1 will be subject to

Sections B.1 and B.3 of the Tax Provision Exhibit if and to the extent either of those sections is applicable according to its terms.
2.	Employer shall provide Executive, at Employer’s expense, with outplacement services and support, the scope and provider of which will be selected by Executive, for a period of one year following the date of the Triggering Event. To assure compliance with Section 409A of the Code, the timing of the provision of outplacement services described in this Article II, Paragraph 2 will be subject to Sections B.1 and B.3 of the Tax Provision Exhibit if and to the extent either of those sections is applicable according to its terms.
ARTICLE III
TAX PROVISION EXHIBIT
     All of the terms of the Tax Provision Exhibit attached to this Agreement as Exhibit A are hereby incorporated in this Agreement as fully as if those terms were included in the main text of this Agreement.
ARTICLE IV
SETOFF
     No amounts otherwise due or payable under this Agreement will be subject to setoff or counterclaim by either party hereto.
ARTICLE V
ATTORNEY’S FEES
     All attorney’s fees and related expenses incurred by Executive at any time from the date of this Agreement through the fifth anniversary of Executive’s death in connection with or relating to the enforcement by [him/her] of [his/her] rights under this Agreement will be paid for by Employer. To assure compliance with Section 409A of the Code, the timing of the provision of payment of fees and expenses described in this Article V will be subject to Sections B.1 and B.3 of the Tax Provision Exhibit if and to the extent either of those sections is applicable according to its terms.
ARTICLE VI
SUCCESSORS AND PARTIES IN INTEREST
     This Agreement will be binding upon and will inure to the benefit of Employer and its successors and assigns, including, without limitation, any corporation which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of Employer. Without limitation of the foregoing, Employer will require any such successor, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that it is required to be performed by Employer. This Agreement will be binding upon and will inure to the benefit of Executive, [his/her] heirs at law and [his/her] personal representatives.
ARTICLE VII
ATTACHMENT

     Neither this Agreement nor any benefits payable hereunder will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to execution, attachment, levy or similar process at law, whether voluntary or involuntary.
ARTICLE VIII
EMPLOYMENT CONTRACT
     This Agreement will not in any way constitute an employment agreement between Employer and Executive and it will not oblige Executive to continue in the employ of Employer, nor will it oblige Employer to continue to employ Executive, but it will merely require Employer to pay severance benefits to Executive under certain circumstances, as aforesaid. In addition, this Agreement will be considered terminated, and of no further force and effect, if Executive ceases to be a Board-elected officer or an appointed officer or a key employee (as determined by the Board of Directors of Employer in its sole discretion and reflected in the minutes of Board of Directors after notice to such Executive) of Employer prior to a Change in Control of Employer.
ARTICLE IX
RIGHTS UNDER OTHER PLANS AND AGREEMENTS
     [Except as provided in the [Amended and Restated] Employment Agreement between the Employer and Executive, the/The] severance benefits herein provided will be in addition to, and are not intended to reduce, restrict or eliminate, any benefit to which Executive may otherwise be entitled by virtue of [his/her] termination of employment or otherwise.
ARTICLE X
NOTICES
     All notices and other communications required to be given hereunder shall be in writing and will be deemed to have been delivered or made when mailed, by certified mail, return receipt requested, if to Executive, to the last address which Executive shall provide to Employer, in writing, for this purpose, but if Executive has not then provided such an address, then to the last address of Executive then on file with Employer; and if to Employer, then to the last address which Employer shall provide to Executive, in writing, for this purpose, but if Employer has not then provided Executive with such an address, then to:
Corporate Secretary
Developers Diversified Realty Corporation
[CURRENT ADDRESS]
ARTICLE XI
GOVERNING LAW AND JURISDICTION
     This Agreement will be governed by, and construed in accordance with, the laws of the State of Ohio, except for the laws governing conflict of laws. If either party institutes a suit or other legal proceedings, whether in law or equity, Executive and Employer hereby irrevocably consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Cuyahoga County) or the United States District Court for the Northern District of Ohio.

ARTICLE XII
ENTIRE AGREEMENT
     This Agreement constitutes the entire understanding between Employer and Executive concerning the subject matter hereof and supersedes all prior written or oral agreements or understandings between the parties hereto [, including, without limitation, the Prior Change in Control Agreements]. No term or provision of this Agreement may be changed, waived, amended or terminated except by a written instrument.
     IN WITNESS WHEREOF, and as conclusive evidence of the adoption of this Agreement, the parties have hereunto set their hands as of the date and year first above written.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

By:

[EXECUTIVE’S NAME]

EXHIBIT A
Tax Provision Exhibit
280G Gross-Up and Compliance with Section 409A
A.	Gross-Up of Payments Deemed to be Excess Parachute Payments.
A.1	Acknowledgement; Determination by Accounting Firm. Employer and Executive acknowledge that, following a Change in Ownership or Control, one or more payments or distributions to be made by Employer or an affiliated entity to or for the benefit of Executive under this Agreement or Executive’s [[Amended and Restated] Employment Agreement/employment] (including, without limitation, the issuance of common shares of Employer; the granting or vesting of restricted shares; and the granting, vesting, exercise or termination of options) (a “Payment”) may be determined to be an “excess parachute payment” that is not deductible by Employer or its affiliated entity for Federal income tax purposes and with respect to which Executive will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Code. If a Change in Ownership or Control occurs, either Executive or Employer may direct the Accounting Firm, which, subject to any inconsistent position asserted by the Internal Revenue Service, will make all determinations required to be made under this Section A.1, to determine whether any Payment will be an excess parachute payment and to communicate its determination, together with detailed supporting calculations, to Employer and to Executive within 30 days after its receipt of the direction from Executive or Employer, as the case may be. Employer and Executive will cooperate with each other and the Accounting Firm and will provide necessary information so that the Accounting Firm may make all such determinations.

A.2	Gross-Up Payments. If the Accounting Firm determines that any Payment gives rise, directly or indirectly, to liability on the part of Executive for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), Employer will make additional cash payments (each, a “Gross-Up Payment”) to Executive, from time to time in such amounts as are necessary to put Executive in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Executive would have been in after payment of all federal, state, and local income taxes if the Payments (other than in respect of or regarding any units or awards granted or vested pursuant to any Performance Unit Agreement between Executive and Employer, or any equity awards granted or issued pursuant to any outperformance award plans (including the Outperformance Long-Term Incentive Plan) or supplemental equity award plans (including the 2007 Supplemental Equity Plan) of Employer) had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed. Employer’s obligation to make Gross-Up Payments under this Section A is not contingent on termination of Executive’s employment with Employer. Employer will make each Gross-Up Payment to Executive within 30 days of the time that the related Payment constituting an excess parachute payment is paid or provided to Executive.

A.3	Further Gross-Up Payments as Determined by the IRS. If the Internal Revenue Service determines that any Payment gives rise, directly or indirectly, to liability on the part of Executive for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Accounting Firm, Employer will make further Goss-Up Payments to Executive in cash and in
Exhibit A — Page 1 of 4

such amounts as are necessary to put Executive in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Executive would have been in after payment of all federal, state, and local income taxes if the Payments (other than in respect of or regarding any units or awards granted or vested pursuant to any Performance Unit Agreement between Executive and Employer, or any equity awards granted or issued pursuant to any outperformance award plans (including the Outperformance Long-Term Incentive Plan) or supplemental equity award plans (including the 2007 Supplemental Equity Plan) of Employer) had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed. Employer will make any additional Gross-Up Payments required by this Section A.3 not later than the due date of any payment indicated by the Internal Revenue Service with respect to the underlying matters to which the additional Gross-Up relates.

A.4	Contest of IRS Determination by Employer. If Employer desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under Section 4999, Executive will, upon receipt from Employer of an unconditional written undertaking to indemnify and hold Executive harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with Employer in that contest at Employer’s sole expense. Nothing in this Section A will require Executive to incur any expense other than expenses with respect to which Employer has paid to Executive sufficient sums so that after the payment of the expense by Executive and taking into account the payment by Employer with respect to that expense and any and all taxes that may be imposed upon Executive as a result of Executive’s receipt of that payment, the net effect is no cost to Executive. Nothing in this Section A will require Executive to extend the statute of limitations with respect to any item or issue in Executive’s tax returns other than, exclusively, the excise tax under Section 4999. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, Executive receives a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, Executive will promptly pay to Employer such amount as will leave Executive, net of the repayment and all tax effects, in the same position, after all taxes and interest, that Executive would have been in if the refunded excise tax had never been paid. To assure compliance with Section 409A, Employer will make payments to Executive with respect to expenses as contemplated in this Section A.4 subject to and as provided in Sections B.1 and B.3.

A.5	Accounting Firm Fees and Expenses. Employer will bear and pay all fees and expenses of the Accounting Firm for services performed pursuant to this Section A (“Applicable Fees and Expenses”). To assure compliance with Section 409A, Employer will pay any Applicable Fees and Expenses subject to and as provided in Sections B.1 and B.3.
B.	Compliance with Section 409A.
B.1	Six Month Delay on Certain Payments, Benefits, and Reimbursements. If Executive is a “specified employee” for purposes of Section 409A, as determined under Employer’s policy for determining specified employees on the Termination Date, each payment, benefit, or reimbursement paid or provided under this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A, that is to be paid or provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided at any time (a “Scheduled Time”) that is on or before the date (the “Six Month Date”) that is exactly six months after the Termination Date (other than payments,
Exhibit A — Page 2 of 4

benefits, or reimbursements that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations) will not be paid or provided at the Scheduled Time but will be accumulated (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Termination Date) through the Six Month Date and paid or provided during the period of 30 consecutive days beginning on the first business day after the Six Month Date (that period of 30 consecutive days, the “Seventh Month after the Termination Date”), except that if Executive dies before the Six Month Date, the payments, benefits, or reimbursements will be accumulated only through the date of Executive’s death and thereafter paid or provided not later than 30 days after the date of death.

B.2	Earlier Payment if Not a Specified Employee. If Executive is not a “specified employee” for purposes of Section 409A, as determined under Employer’s policy for determining specified employees on the Termination Date, any lump sum severance benefit payable pursuant to Article II, Paragraph 1 will be made by Employer to Executive during the 30-day period that begins exactly 60 days after the Termination Date rather than during the Seventh Month after the Termination Date.

B.3	Additional Limitations on Reimbursements and In-Kind Benefits. The reimbursement of expenses or in-kind benefits pursuant to any of Article II, Paragraph 1; Article II, Paragraph 2; Article V; or any other section of this Agreement that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A of the Code) are intended to comply, to the maximum extent possible, with the exception to Section 409A set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any reimbursement of expenses or in-kind benefits provided pursuant to any of Article II, Paragraph 1; Article II, Paragraph 2; Article V; or any other section of this Agreement either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they will be subject to the following additional rules: (a) any reimbursement of eligible expenses will be paid within 30 days following Executive’s written request for reimbursement; provided that Executive provides written notice no later than 60 days before the last day of the calendar year following the calendar year in which the expense was incurred so that Employer can make the reimbursement within the time periods required by Section 409A; (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (c) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for any other benefit.

B.4	Compliance Generally. Each payment or reimbursement and the provision of each benefit under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. Employer and Executive intend that the payments and benefits provided under this Agreement will either be exempt from the application of, or comply with, the requirements of Section 409A. This Agreement is to be construed, administered, and governed in a manner that effects that intent and Employer will not take any action that is inconsistent with that intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Executive.

B.5	Termination of Employment to Constitute a Separation from Service. The parties intend that the phrase “termination of employment” and words and phrases of similar import mean a “separation from service” with Employer within the meaning of Section 409A. Executive and
Exhibit A — Page 3 of 4

Employer will take all steps necessary (including taking into account this Section B.5 when considering any further agreement regarding provision of services by Executive to Employer after the Termination Date) to ensure that (a) any termination of employment under this Agreement constitutes a “separation from service” within the meaning of Section 409A, and (b) the Termination Date is the date on which Executive experiences a “separation from service” within the meaning of Section 409A.
C.	Definitions.
C.1	Accounting Firm. The term “Accounting Firm” means the independent auditors of Employer for the fiscal year immediately preceding the earlier of (a) the year in which the Termination Date occurred, or (b) the year, if any, in which occurred the first Change of Control occurring after the date of this Agreement, and that firm’s successor or successors; unless that firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, in which case Employer must select another accounting firm that (x) is of recognized regional or national standing and (y) is not then the independent auditors for Employer or any affiliated corporation.

C.2	Change in Ownership or Control. The term “Change in Ownership or Control” has the meaning given to that term (without initial caps) in the Treasury Regulations published under Section 280G.

C.3	Sections 280G, 409A, and 4999. Each of the terms “Section 280G,” “Section 409A,” and “Section 4999,” respectively, means that numbered section of the Internal Revenue Code. References in this Agreement to any of these sections are intended to include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to that specific section by the U.S. Department of Treasury or the Internal Revenue Service.
Exhibit A — Page 4 of 4